SCHEDULE 14A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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Prudential Bancorp, Inc. of Pennsylvania

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n/a

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January 28, 2008

Dear Fellow Shareholder:

You recently received two letters from the Stilwell Group urging you to withhold your vote on the election of the directors of Prudential Bancorp, Inc. of Pennsylvania.  As you know, this is the third year Mr. Stilwell has taken this tack.  Once again, Mr. Stilwell’s attacks on your Board are short on facts and long on rhetoric.  And more telling, his attacks have taken on a very personal flavor.  His letters sound very much like the boy on the playing field who, when he cannot win by the rules, wants to change the rules to favor him and if he cannot change the rules, walks off the field.  Well, Mr. Stilwell, if you are so unhappy with your investment and our performance, why don’t you sell your Prudential stock and move on?

The reality is that no matter what this Board does, Mr. Stilwell will never be satisfied unless we accede to his demands, whether or not they are in the best interest of Prudential Bancorp and all of its stockholders, not just Mr. Stilwell’s investors.

Mr. Stilwell’s strategy has been to demand a Board seat and a massive stock repurchase program in exchange for his support of the stock benefit plans.  If we had listened to Mr. Stilwell and purchased 3 million shares as he demanded in the summer of 2005, it likely would have cost us more than $45 million which would have severely and adversely affected our lending capability and our profitability.  We did not think this was a wise or prudent course of action to take and believe hindsight has proved our decision to be the correct one.  We are committed to a long-term business strategy that permits us to grow and implement reasonable amounts of stock repurchases as part of a capital management strategy that recognizes the value of a strong balance sheet and strong capital position.  We only need to look at the recent capital issuances by money center banks and Wall Street investment firms and the harmful effects these offerings have had on existing shareholders to recognize the value of maintaining sufficient capital to carry an institution through difficult times.

When you read Mr. Stilwell’s first letter, he makes only two points that are and should be relevant to shareholders - points relating to our earnings per share in fiscal 2007 and the lack of loan portfolio growth for the same period.  He correctly notes that our earnings per share declined.  However, what he does not tell you is that most financial institutions experienced declines in their earnings per share for 2007, in some cases substantial declines.  When we compare ourselves to a peer group of similarly sized institutions (many of which are also in a mutual holding company structure), three quarters of the institutions in the peer group experienced greater declines in earnings and earnings per share on both a dollar and a percentage basis than Prudential Bancorp.  The reality is that 2007 was a very challenging year for the banking industry and the thrift industry in particular.  The combination of an unfavorable interest rate environment which compressed interest rate margins and reduced lending activity, especially residential, due to declining real estate values, adversely affected the earnings of all banks and thrifts.  Is the Board satisfied with Prudential Bancorp’s performance in fiscal 2007?  The answer is “no.”  We are committed to improving profitability and building value but like all financial institutions, recognize the difficulties that current market conditions present.  Nevertheless, our strong balance sheet and conservative business strategy will stand us in very good stead to weather a difficult operating environment.

Likewise, Mr. Stilwell attacks the lack of growth of our net loan portfolio.  He is correct that our portfolio remained essentially the same in fiscal 2007.  In view of the turmoil in the real estate market, in particular the residential construction market, Prudential deliberately chose to proceed cautiously and not increase its exposure, especially in construction lending, until the real estate market stabilizes.  Yes, we could have acted rashly and grown our portfolio of higher yielding construction and land development loans but we believed that the more prudent course was to proceed cautiously.  In addition, although our loan portfolio did not grow this past fiscal year, we remained an active lender in our communities, funding more than $65 million of loans in fiscal 2007.  Furthermore, we find it very interesting that Mr. Stilwell is now attacking us for not growing our business.  When we first met, he did not want us to expand or diversify our business but wanted us to focus our resources on funding a massive buyback of our stock.

In fiscal 2007, we continued to implement capital management strategies including repurchasing almost 600,000 shares at an average cost of $13.48 per share while paying dividends aggregating $0.19 per share.  Since completing our mutual holding company reorganization, we have repurchased more than 1.2 million shares at a total cost of more than $16.0 million, amounting to more than 21% of the shares of our common stock issued to the public.  In view of the current state of the capital and the real estate markets, we believe significant share repurchases are an appropriate use of our capital.  A reflection of our commitment to shareholders and to prudent capital management is the announcement on January 22nd that Prudential Bancorp and Prudential Mutual Holding Company would each be repurchasing up to an additional 5% of the shares held by public shareholders, 440,000 shares in the aggregate.

As we have said from the beginning, we believe Mr. Stilwell’s actions all stem from the fact that we will not accede to his demands.  He may wrap himself in the cloak of claiming to be acting only for the best interests of public shareholders, but Mr. Stilwell’s actions with Prudential and every one of his other significant investment actions speak for themselves; he is pursuing his personal agenda, not what is in the long-term best interest of all the shareholders of Prudential.

As we have stated from the onset of the reorganization, we chose the mutual holding company structure in order to be able to continue to serve the needs of all our constituents, not just our shareholders but also our customers and our communities.  We will continue to implement our strategic business plan designed to build long-term shareholder value while continuing to serve the banking needs of our local communities.

We ask that you continue to show your support by voting “FOR” the election of the Board of Directors’ nominees on the enclosed WHITE proxy card today.  Your vote is important, no matter how many shares you own.  If your shares are held by a broker, you may be able to vote by telephone or the Internet.  Please follow the instructions of your broker.

Very truly yours,
Thomas A Vento
President and Chief Executive Officer
Solicitation

On January 4, 2008, Prudential Bancorp, Inc. of Pennsylvania filed a definitive proxy statement with the SEC and mailed it to Prudential Bancorp’s shareholders. WE URGE INVESTORS TO READ THE PROXY STATEMENT ALONG WITH OUR ANNUAL REPORT ON FORM 10-K AND ANY OTHER RELEVANT DOCUMENTS THAT PRUDENTIAL BANCORP HAS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Shareholders are able to obtain a free copy of the proxy statement and other related documents filed by Prudential Bancorp at the SEC’s website at www.sec.gov.  Prudential Bancorp’s proxy statement and other related documents may also be obtained from Joseph R. Corrato, Executive Vice President and Chief Financial Officer, Prudential Bancorp, Inc. of Pennsylvania, 1834 Oregon Avenue, Philadelphia, Pennsylvania 19145.

LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN PRUDENTIAL BANCORP’S DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON JANUARY 4, 2008, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov.

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